EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Burlington Coat Factory Warehouse Corporation is the parent corporation of 294 subsidiaries which operate @off-price@ retail stores in the United States.

Burlington Coat Factory Realty Corp., a Delaware corporation, which buys, sells and otherwise deals in real estate in connection with the Company=s business.

Burlington Coat Factory Warehouse, Inc., a Pennsylvania corporation, which leases the Company=s store in Clifton Heights, Pennsylvania to one of the Company=s operating subsidiaries.

Monroe G. Milstein, Inc., a New York corporation, which operates a wholesale apparel business.

LC Acquisition Corp., a New York corporation, which owns an interest in a manufacturer of coats.

C.L.B., Inc., a Delaware corporation, through which the Company collects royalties from its subsidiaries for the use of its trade names.

C.F.B., Inc., a Delaware corporation, through which the Company provides financing for its subsidiaries for the acquisition of their merchandise inventory and store fixtures.

C.F.I.C. Corporation, a Delaware corporation, which is an investment holding company.

Burlington Coat Factory Direct Corporation, a New Jersey corporation, formed for direct marketing purposes.